UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 24, 2013
(Date of earliest event reported)

GRIFFIN LAND & NURSERIES, INC.
(Exact name of registrant as specified in charter)

Delaware	06-0868496
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Commission File Number	1-12879

One Rockefeller Plaza, New York, New York	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number including Area Code	(212) 218-7910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

The information set forth in Item 2.03 below regarding new financial obligations is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 24, 2013, Griffin Land & Nurseries, Inc. (“Griffin” or “Registrant”) closed on a $12.5 million revolving line of credit (the “2013 Credit Line”) with Webster Bank.  The 2013 Credit Line replaces Griffin’s revolving line of credit of the same amount with Doral Bank that was scheduled to expire on May 1, 2013 (the “Doral Credit Line”).  The 2013 Credit Line has a two-year term with an option for Griffin to extend it for a third year.  The 2013 Credit Line has an interest rate of LIBOR plus 2.75% and is collateralized by Griffin Land’s office/flex buildings in Griffin Center South and Griffin Land’s single story office building in Griffin Center, the same properties that collateralized the Doral Credit Line.  Under the terms of the 2013 Credit Line, the ratio of the net operating income, as defined in the agreement, of the buildings that collateralize the 2013 Credit Line to the interest, as defined in the agreement, under the 2013 Credit Line, must be no less than 1.25, Griffin must maintain total stockholders’ equity and a minimum net worth of not less than $80 million, Griffin’s current ratio (as defined) must not fall below 1.0 to 1.0 and Griffin’s total debt must not exceed 50% of the total fair value of Griffin’s assets.

Item 7.01.	Regulation FD Disclosure

A copy of Griffin’s April 25, 2013 press release announcing the completion of the 2013 Credit Line is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

Exhibit 99.1:  Registrant’s April 25, 2013 Press Release (attached hereto).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFIN LAND & NURSERIES, INC.

	By:	/s/ Anthony J. Galici
Anthony J. Galici
Vice President, Chief Financial Officer
and Secretary
Dated: April 25, 2013